Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Amended & Restated 2016 Equity Incentive Plan, 2021 Incentive Award Plan and the 2021 Employee Stock Purchase Plan of EverCommerce Inc. of our report dated March 31, 2021, with respect to the consolidated financial statements of EverCommerce Inc. for the year ended December 31, 2020 included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-256641) and the related Prospectus of EverCommerce Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado
July 6, 2021